EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports First Quarter 2010 Results

DALLAS – May 4, 2010 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the first quarter ended March 31, 2010 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“We had solid operational and safety performance in the first quarter of 2010 and results reflect colder than normal weather,” said John Young, EFH CEO. “We are seeing signs of economic recovery and continue to believe Texas is well-positioned for a strong economic rebound.”

GAAP Results

For the first quarter 2010, EFH reported consolidated net income attributable to EFH Corp. (in accordance with GAAP) of $355 million compared to reported net income of $442 million for the first quarter 2009. The first quarter 2010 reported net income included (all after tax) $639 million in unrealized commodity-related mark-to-market net gains largely related to positions in EFH’s long-term hedging program (discussed further below) and a $9 million debt extinguishment gain resulting from a first quarter 2010 debt exchange, partially offset by $70 million in unrealized mark-to-market net losses on interest rate swaps and $8 million of increased net cost recorded as a result of the health care legislation enacted by Congress in March 2010. This legislation resulted in a $50 million cost increase related to EFH’s retiree health care liability, $42 million of which was offset by a regulatory asset recorded by Oncor Electric Delivery Company LLC (Oncor).

The first quarter 2009 reported consolidated net income included (all after tax) $663 million in unrealized commodity-related mark-to-market net gains related to commodity positions and $134 million in unrealized mark-to-market net gains on interest rate swaps, partially offset by a noncash impairment charge of $90 million to finalize the estimated goodwill charge recorded in the fourth quarter of 2008.

Effective with reporting of first quarter 2010 results, EFH adopted an accounting standard that amends prior accounting with respect to consolidation of equity investees. The standard permits consolidation only if an investor has a primary obligation for losses, the right to residual returns and day-to-day operating control. In consideration of the Oncor ring-fencing measures that restrict the operating control that can be exercised by EFH and after consultation with the SEC, Oncor has been deconsolidated from EFH’s consolidated financial statements. The results of Oncor and the Oncor ring-fenced entities are now presented in EFH’s income statement in a single line item. To provide a meaningful comparison of consolidated operating results in consideration of this change, a reconciliation of the previously reported three months ended March 31, 2009 GAAP results to pro forma GAAP results on a deconsolidated basis is presented in Table A1.

Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the first quarter 2010 totaled a net loss of $215 million compared to a net loss of $265 million for the first quarter 2009. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the first quarter 2010 and 2009, see Tables A2 and A3.

First quarter 2010 adjusted (non-GAAP) operating results from the competitive business improved $34 million (after tax) as compared to first quarter 2009. The increase reflected (all after tax) a $97 million improvement in contribution margin driven by the output from the new generation units, higher retail volumes from colder winter weather and an improvement in the economy, favorable results from asset management and the retail business and lower amortization of intangible assets arising from purchase accounting, partially offset by higher fuel expense at the legacy coal-fueled generation facilities primarily due to increased transportation costs. Other improvements included a $10 million decrease in costs primarily related to the information technology outsourcing transition and the new customer care system and a $9 million increase in other income. Offsetting factors included $36 million in higher depreciation reflecting the placement in service of the Sandow 5 and Oak Grove 1 lignite-fueled generation and related mining facilities as well as ongoing investment in the generation fleet, a $27 million increase in interest expense primarily due to lower capitalized interest, a $13 million increase in operating costs due to the new generation units and a $10 million increase in retail bad debt expense.

First quarter 2010 adjusted (non-GAAP) operating results related to the regulated business increased $16 million (after tax) as compared to first quarter 2009, including a $4 million increase in net income attributable to Oncor’s minority interest owner. The improved performance reflected (all after tax) $34 million in rate increases resulting from tariffs approved in the September 2009 rate order from the Public Utility Commission of Texas and $23 million in higher revenues driven by colder than normal weather in 2010 as compared to warmer than normal weather in 2009. The increase in revenues was partially offset by $26 million in higher depreciation reflecting higher depreciation rates and infrastructure investment and $11 million in higher costs reflecting amortization of regulatory assets (primarily costs related to storm recovery and retirement benefits) and expenses associated with advanced meters and higher transmission fees. The regulatory asset amortization and higher depreciation rates also resulted from the September 2009 final rate order.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of March 31, 2010, these subsidiaries have sold forward approximately 1.5 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 188,000 GWh at an assumed 8.0 market heat rate) for the period April 1, 2010 through December 31, 2014 at weighted average annual hedge prices ranging from $7.80 per MMBtu to $7.19 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 7% of the positions in the long-term hedging program at March 31, 2010, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. For the period beginning April 1, 2010 and ending December 31, 2014, and taking into consideration the estimated portfolio impacts of forward retail and wholesale power sales, the hedging transactions result in EFH having effectively hedged an estimated 67% of the natural gas price exposure related to its expected generation output for such period (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of March 31, 2010, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to approximately $1.5 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pretax) associated with the long-term hedging program totaled $1.057 billion for first quarter 2010, reflecting declines in forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the long-term hedging program totaled approximately $3 billion at March 31, 2010 and $2 billion at December 31, 2009.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior and senior secured notes indentures, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its first quarter 2010 results with its investors on Tuesday, May 4, 2010 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 67921730. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

* * *

About Energy Future Holdings

EFH is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to more than 2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has 17,500 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 7,200 MW fueled by coal. An additional 800 MW of coal-fueled generation capacity is under construction and expected to achieve substantial completion by mid-2010. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to more than three million electric delivery points over more than 102,000 miles of distribution and 15,000 miles of transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding EFH’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations; or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

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Investor Relations:		Corporate Communications:
Rima Hyder	Bill Huber	Lisa Singleton
214.812.5090	214.812.2480	214.812.5049

Tables

Table A1: Consolidated: Reconciliation of As Reported GAAP Results to Pro Formaa GAAP Results

First Quarter 2009; $ millions

	As Reported GAAP Results	Pro Forma Adjustments[b]	Pro Forma[a] GAAP Results
Operating revenues	2,139	(372)	1,767
Fuel, purchased power costs and delivery fees	(601)	(242)	(843)
Net gain from commodity hedging and trading activities	1,128	—	1,128
Operating costs	(387)	219	(168)
Depreciation and amortization	(407)	126	(281)
Selling, general and administrative expenses	(246)	45	(201)
Franchise and revenue-based taxes	(85)	60	(25)
Impairment of goodwill	(90)	—	(90)
Other income	13	(10)	3
Other deductions	(11)	2	(9)
Interest income	1	1	2
Interest expense and related charges	(667)	75	(592)

Income (loss) before income taxes and equity in earnings	787	(96)	691
Income tax (expense) benefit	(333)	37	(296)
Equity in earnings of unconsolidated subsidiaries	—	47	47

Net income	454	(12)	442
Net income attributable to noncontrolling interests	(12)	12	—

Net income attributable to EFH	442	—	442

[a]	Pro forma for the deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

All pro forma adjustments relate to Oncor and the Oncor ring-fenced entities and result in the presentation of the investment in Oncor and the Oncor ring-fenced entities under the equity method of accounting for the three months ended March 31, 2009.

Table A2: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

First Quarter 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,999	18 [a]	2,017
Fuel, purchased power costs and delivery fees	(1,047)	(33)[a]	(1,080)
Net gain from commodity hedging and trading activities	1,213	(978)[a]	235
Operating costs	(197)	—	(197)
Depreciation and amortization	(342)	—	(342)
Selling, general and administrative expenses	(187)	—	(187)
Franchise and revenue-based taxes	(22)	—	(22)
Other income	33	(14)	19
Other deductions	(11)	—	(11)
Interest income	10	—	10
Interest expense and related charges	(954)	107 [b]	(847)

Income (loss) before income taxes and equity in earnings	495	(900)	(405)
Income tax (expense) benefit	(203)	330 [c]	127
Equity in earnings of unconsolidated subsidiaries	63	—	63

Net income (loss)	355	(570)	(215)
Net income attributable to noncontrolling interests	—	—	—

Net income /adjusted (non-GAAP) operating (loss) to EFH	355	(570)	(215)

[a]

These adjustments total $993 million and represent unrealized mark-to-market net gains on commodity positions, including $1.057 billion in net gains related to the long-term hedging program and $64 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes $8 million charge resulting from the health care legislation enacted by Congress in March 2010.

Table A3: Consolidated: Reconciliation of Pro Forma GAAP Results to Adjusted (non-GAAP) Operating Results

First Quarter 2009; $ millions

	Pro Forma[a] GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,767	60 [b]	1,827
Fuel, purchased power costs and delivery fees	(843)	(41)[b]	(884)
Net gain from commodity hedging and trading activities	1,128	(1,049)[b]	79
Operating costs	(168)	—	(168)
Depreciation and amortization	(281)	—	(281)
Selling, general and administrative expenses	(201)	—	(201)
Franchise and revenue-based taxes	(25)	—	(25)
Impairment of goodwill	(90)	90	—
Other income	3	—	3
Other deductions	(9)	—	(9)
Interest income	2	—	2
Interest expense and related charges	(592)	(205)[c]	(797)

Income (loss) before income taxes and equity in earnings	691	(1,145)	(454)
Income tax (expense) benefit	(296)	438 [d]	142
Equity in earnings of unconsolidated subsidiaries	47	—	47

Net income (loss)	442	(707)	(265)
Net income attributable to noncontrolling interests	—	—	—

Net income/adjusted (non-GAAP) operating (loss) to EFH	442	(707)	(265)

[a]	Pro forma for deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

These adjustments total $1.030 billion and represent unrealized mark-to-market net gains on commodity positions, including $1.158 billion in net gains related to the long-term hedging program and $128 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table B: Financial definitions

Term	Definition

GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH senior and senior secured notes indentures. Adjusted EBITDA plays an important role in respect of certain covenants contained in these indentures. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business Results	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges and income tax expense (benefit) plus depreciation and amortization.

Regulated Business Results	Refers to the results of Oncor and the Oncor ring-fenced entities.